UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Silver Star Properties REIT, Inc.
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SILVER STAR PROPERTIES REIT, INC.
2909 Hillcroft, Suite 420
Houston, Texas 77057

Supplement, dated March 14, 2024, to Notice of Consent in Lieu of Annual Meeting Dated November 29, 2023 and Related Proxy Statement

INTRODUCTORY NOTE

Silver Star Properties REIT, Inc. (the “Company” or “Silver Star”) has made available to its stockholders the definitive proxy statement of the Company’s board of directors for the Notice of Consent in Lieu of Annual Meeting dated November 29, 2023 (the “Initial Proxy Statement”), as supplemented by the Supplement to the Proxy Statement For Stockholder Consent, dated December 12, 2023 (the “First Supplement”), and Supplement to the Proxy Statement For Stockholder Consent, dated January 9, 2024 (the “Second Supplement, and collectively with the Initial Proxy Statement and the First Supplement, the “Proxy Statement,” and the solicitation of stockholder consents described therein, the “Consent Solicitation”). The Proxy Statement contains information concerning the persons nominated by the Company’s board of directors for election to the board of directors, the other proposals that have been presented for consideration and approval by stockholders and other important information relating to the Consent Solicitation.

The Company’s Initial Proxy Statement was filed with the Securities and Exchange Commission (“SEC”), and first made available to stockholders, on November 29, 2023, the First Supplement was filed with the SEC, and first made available to stockholders, on December 12, 2023, and the Second Supplement was filed with the SEC, and first made available to stockholders, on January 9, 2024.

The Company is supplementing its Proxy Statement, as previously supplemented, in order to amend and supplement certain previous disclosures regarding related party transactions.

Related Party Transactions

Southern Star Acquisition

As previously disclosed by the Company, on April 6, 2023, the Company agreed to purchase all of the equity interests in Southern Star Self-Storage Investment Company (“Southern Star”) for approximately $3,000,000 in cash and 301,659 restricted stock units of the Company's common stock. Mark T. Torok, who previously served as CEO of the Company at the time of the acquisition, and Louis T. Fox III, CFO of the Company, were each one-third equity holders of Southern Star, and, accordingly, each received one-third of the restricted stock units (100,553) issued in the transaction, however, none of the cash was or has been paid. Any payments required to be made to the equity holders of Southern Star are subject to conditions, which, in the view of the company management, have not been satisfied. On May 5, 2023, the Company completed the acquisition of Southern Star, which operates as a subsidiary of Hartman XX Limited Partnership alongside the Company’s current operations, utilizing its expertise in developing self-storage assets within Delaware statutory trusts.

Prior to the Company’s entry into the agreement to acquire Southern Star, on January 27, 2023, Haddock Investments, LLC (“Haddock Investments”), an affiliate of Gerald Haddock, who then served as an Independent Director and Chair of the Executive Committee and now serves as a Director, Chair of the Executive Committee, and CEO of the Company, formed a joint venture (“Joint Venture”) pursuant to a Joint Venture Agreement (as subsequently amended by emails and discussions between Haddock Investments and Southern Star, the “Joint Venture Agreement”) with a wholly owned subsidiary of Southern Star named Southern Star Storage DST Holding Co., LLC (“Southern Star DST Holdco”), pursuant to which, Haddock Investments agreed to contribute $2,115,000 of equity capital to the Joint Venture for the purpose of funding the latter’s acquisition of a self-storage property commonly known as the “Rockport Property” (herein so called), with the intent of ultimately selling the Rockport Property to a Delaware statutory trust (“DST”) that was to be owned by third party investors. The amount provided by Haddock Investments ($2,115,000) was equity at risk in the Joint Venture for the purchase of the Rockport Property. Haddock Investments had no guarantee that the transaction would work or that the potential sale of the Rockport Property to the DST would be successful; and, as shown below, the actual transaction changed in a materially negative manner to Haddock Investments from the initial Joint Venture agreement with the Southern Star DST Holdco. In the initial version of the Joint Venture Agreement, Southern Star DST Holdco agreed that Haddock Investments would receive approximately $670,000 from the Joint Venture as a short-term return on equity. Following further discussions, Southern Star DST Holdco proposed to resolve its issue with respect to the Joint

Venture’s allocation of profits by providing Haddock Investments with the original $670,000, but Haddock Investments, as a show of good faith and with the intent of furthering the likelihood that Mark Torok would join the Company, agreed to a reduction of such amount to $570,000. The projections for the proceeds from the sale to the DST were not met, and the ultimate amount paid to Haddock Investments as a short-term return on equity under the Joint Venture Agreement was $380,000. Gerald Haddock believed that this transaction was important for the pivot to self-storage by Silver Star and that hiring Mark Torok was also important for the pivot and this transaction helped to facilitate both for Silver Star. The entire transaction, including the Joint Venture Agreement, sponsorship of a DST and the sale of the Rockport Property, was approved by the Silver Star Executive Committee. Ultimately, Haddock Investments had a reduction of its proposed equity return from $670,000 to $380,000 – a $290,000 (43%) reduction.

Contrary to what has been disclosed in Note 4 (Southern Star Acquisition) and Note 14 (Related Party Transactions) to the Company’s unaudited consolidated financial statements for the period ended September 30, 2023 (included in the Company’s quarterly report on Form 10-Q for the quarter then ended) and Note 4 (Southern Star Acquisition) and Note 13 (Related Party Transactions) to the Company’s unaudited consolidated financial statements for the period ended June 30, 2023 (included in the Company’s quarterly report on Form 10-Q for the quarter then ended), as part of the Company’s acquisition of Southern Star, the Company did not legally assume any of Southern Star’s or Southern Star DST Holdco’s contractual obligations, including obligations under the Joint Venture Agreement with Haddock Investments described above. Likewise, notwithstanding the prior disclosures in these Notes, the Company did not have any legal obligations to Haddock Investments since Haddock Investments’ sole participation was through the Joint Venture and the only counterparty to the Joint Venture Agreement was Southern Star DST Holdco. However, because Southern Star became a wholly owned subsidiary of Silver Star as a result of the latter’s acquisition of all of the equity of the former on April 6, 2023, generally accepted accounting principles required that Silver Star consolidate Southern Star’s and its subsidiary’s liabilities on Silver Star’s balance sheets following such acquisition.

In May 2023, the Rockport Property was contributed by Southern Star DST Holdco (on behalf of the Joint Venture) to a Delaware statutory trust sponsored by Southern Star DST Holdco in exchange for one hundred percent (100%) of the beneficial interests in such trust. The beneficial interests were subsequently sold by Southern Star DST Holdco (on behalf of the Joint Venture) for aggregate consideration totaling $8,368,109, which included the assumption by the trust of a $4,935,000 loan secured by the Rockport Property (the “Rockport Sale”). In June 2023, following the sale of the beneficial interests in such trust, Southern Star DST Holdco (on behalf of the Joint Venture) paid $2,495,000 of the proceeds from the Rockport Sale to Haddock Investments. The amount paid to Haddock Investments was the return of $2,115,000 of its original capital plus the $380,000 return on equity. Since that time, Haddock Investments has had no direct or indirect interest in any Delaware statutory trust sponsored by Southern Star.
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